Exhibit (a)(1)(G)
Letter to Clients
OFFER TO EXERCISE WARRANTS
TO PURCHASE COMMON STOCK
OF
OCCIDENTAL PETROLEUM CORPORATION

March 3, 2025
THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON MARCH 31, 2025 UNLESS THE OFFER PERIOD IS EXTENDED.
To Our Clients:
This letter is to inform you that Occidental Petroleum Corporation (the “Company”) is offering to holders of its outstanding warrants (the “Warrants”), each representing the right to purchase one share of the Company’s common stock, par value $0.20 per share (the “Common Stock”), at an exercise price of $22.00, the opportunity to exercise their Warrants at a temporarily reduced exercise price of $21.30 per Warrant, upon the terms and subject to the conditions set forth in the enclosed Offer to Exercise Warrants to Purchase Common Stock of Occidental Petroleum Corporation, dated March 3, 2025 (together with any amendments or supplements thereto, the “Offer to Exercise”). The offer period begins on March 3, 2025 and ends at 5:00 p.m. (Eastern Time) on March 31, 2025 (as the same may be extended by the Company in its sole discretion, the “Expiration Date”).
We are the holder of record of Warrants held for your account. As such, we are the only ones who can tender your Warrants in the Offer to Exercise, and then only pursuant to your instructions.
Please instruct us as to whether you wish to tender any or all of the Warrants we hold for your account on the terms and subject to the conditions of the Offer to Exercise.
Please note the following:
1.
You may exercise your Warrants at a temporarily reduced exercise price of $21.30 per Warrant. Only whole numbers of Warrants may be exercised in connection with this Offer to Exercise. Notwithstanding the temporary reduction of the exercise price of the Warrants, during the offer period, holders of Warrants may exercise such Warrants at the initial exercise price of $22.00 per Warrant following the procedures set forth in the warrant agreement, by and between the Company and Equiniti Trust Company, LLC, as the depositary agent and warrant and transfer agent (the “Depositary Agent” and such warrant agreement, the “Warrant Agreement”), and instruct the Depositary Agent to issue the shares purchased pursuant to such Warrant exercise to you or your broker or nominee in book-entry form.

2.	The Offer to Exercise and associated withdrawal rights will expire at 5:00 p.m. (Eastern Time) on March 3, 2025 or such later time and date to which the Offer to Exercise is extended.
3.
The Offer to Exercise is not conditioned on any minimum number of Warrants being tendered. However, the Offer to Exercise is subject to certain other conditions. If certain events occur or fail to occur, the Company may not be obligated to accept the Warrants for the reduced exercise price pursuant to the Offer to Exercise. See “Description of the Offer to Exercise — Section 5. Conditions to the Offer to Exercise” of the Offer to Exercise.

4.	Subject to the conditions of the Offer to Exercise, the Company will accept all of the Warrants validly tendered and not withdrawn.
5.	Holders of Warrants who are registered holders and who tender their Warrants directly to the Depositary Agent will not be obligated to pay any brokerage commissions or fees.
If you wish to have us tender any or all of your Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your Warrants, we will tender all your Warrants unless you specify a lesser number on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer to Exercise. Please note that the Offer to Exercise and withdrawal rights will expire at 5:00 p.m. (Eastern Time) on March 31, 2025, or such later time and date to which the Offer to Exercise is extended.

IF YOU CHOOSE NOT TO PARTICIPATE IN THE OFFER TO EXERCISE, YOUR WARRANTS WILL REMAIN OUTSTANDING AND EXERCISABLE, WITH AN EXERCISE PRICE OF $22.00 PER WARRANT.
You should contact D.F. King & Co., Inc., which is acting as Information Agent for the Offer to Exercise, or us if you have any questions or need assistance with respect to the Offer to Exercise, including to confirm the steps required to validly tender Warrants for exercise at the temporarily reduced exercise price.
Investing in the Company’s securities involves a high degree of risk. See the section entitled “Risk Factors” in the enclosed Offer to Exercise for a discussion of information that you should consider before tendering Warrants in the Offer to Exercise.
The offer is being made solely pursuant to the Offer to Exercise and is being made to all beneficial owners of the Warrants. The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.
None of the Company, the Company’s board of directors, the Company’s officers or any information agent engaged by the Company or the Depositary Agent is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer to Exercise. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information set forth or incorporated by reference in the Offer to Exercise, including the purposes and effects of the Offer to Exercise. See “Description of the Offer to Exercise — Section 1. Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” of the Offer to Exercise. You should discuss whether to tender your Warrants with your legal, tax, accounting and financial advisors, including your broker.
If you tender Warrants but change your mind and do not want to participate in the Offer to Exercise, the tendered Warrants may be withdrawn at any time prior to the Expiration Date by notifying the Depositary Agent via the procedures described in “Description of the Offer to Exercise — Section 9. Withdrawal Rights” of the Offer to Exercise. Under no circumstances will interest be paid on the temporarily reduced exercise price of the Warrants in the Offer to Exercise, regardless of any extension of, or amendment to, the Offer to Exercise or any delay in issuing Common Stock upon the exercise of the Warrants.

INSTRUCTION FORM WITH RESPECT TO
OFFER TO EXERCISE WARRANTS
TO PURCHASE COMMON STOCK
OF
OCCIDENTAL PETROLEUM CORPORATION
The undersigned acknowledge(s) receipt of your letter and the Offer to Exercise Warrants to Purchase Common Stock of Occidental Petroleum Corporation (the “Company”), dated March 3, 2025 (together with any amendments and supplements thereto, the “Offer to Exercise”) in connection with the offer by the Company to holders of its outstanding warrants (the “Warrants”), each representing the right to purchase one share of common stock, par value $0.20 per share (the “Common Stock”), at an exercise price of $22.00, of the opportunity to exercise the Warrants at a temporarily reduced exercise price of $21.30 per Warrant, upon the terms and subject to the conditions described in the Offer to Exercise.
The undersigned hereby instructs you to tender the number of Warrants indicated below or, if no number is indicated below, all Warrants which are beneficially owned by the undersigned and registered in your name for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Exercise.
NUMBER OF WARRANTS TO BE TENDERED HEREBY:
*
*	Unless otherwise instructed, it will be assumed that all Warrants held by us for your account are to be tendered.
The undersigned understands and acknowledges that:
1.
If the undersigned elects to participate in the Offer to Exercise and the conditions to the Offer to Exercise are satisfied prior to the Expiration Date, then immediately following the Expiration Date the undersigned will automatically exercise the undersigned’s Warrants at the temporarily reduced exercise price of $21.30 per Warrant. Each Warrant is exercisable to acquire one share of Common Stock, and only whole numbers of Warrants may be exercised in connection with this Offer to Exercise. The aggregate purchase price is such number of Warrants multiplied by $21.30 per Warrant.

2.
The Company has advised the undersigned to consult with the undersigned’s own legal, tax, accounting and financial advisors as to the consequences of participating or not participating in the Offer to Exercise.

3.
The undersigned acknowledges that: All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exercise pursuant to the Offer to Exercise of any Warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to the undersigned’s right to dispute such determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all exercises of Warrants it determines not to be in proper form or to reject those Warrants, the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the exercise of any particular Warrants, and the Company’s interpretation of the terms of the Offer to Exercise (including the instructions contained in the Election to Participate and Exercise Warrants) will be final and binding on all parties, subject to the undersigned’s right to dispute such determination in a court of competent jurisdiction.

No exercise of Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with exercises must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in exercises and none of them will incur any liability for failure to give any such notice.

Date: , 2025	By:
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